Exhibit 99.1

Mesa Labs Reports Record Quarterly Revenues

Lakewood, Colorado, February 3, 2014 — Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record revenues for the third quarter ended December 31, 2013.

Highlights:

•                 Revenues for the third quarter increased 15% percent to $13,116,000 as compared to the same quarter last year

•                 Revenues for the nine months ended December 31, 2013 increased 10 percent to $37,010,000 as compared to the same period last year

•                 Net income for the third quarter increased 13 percent to $1,746,000 as compared to the same quarter last year

•                 Non-GAAP adjusted net income for the quarter increased 15  percent to $2,273,000(1)as compared to the same quarter last year

Revenues for the third quarter increased 15 percent to $13,116,000 as compared to $11,361,000 for the same quarter last year.  Net income for the third quarter increased 13 percent to $1,746,000 or $0.48 per diluted share of common stock as compared to $1,543,000 or $0.44 per diluted share of common stock for the same quarter last year.  Net income for the third quarter last year was impacted by $526,000, before tax, of Chief Financial Officer transition costs, which were one-time in nature.

Revenues for the nine months ended December 31, 2013 increased 10 percent to $37,010,000 as compared to $33,627,000 for the same period last year.  Net income for the nine months ended December 31, 2013 decreased six percent to $5,538,000 or $1.54 per diluted share of common stock as compared to $5,891,000 or $1.67 per diluted share of common stock for the same period last year.  Net income for the nine months ended December 31, 2013 was impacted by a net expense of $638,000 (before tax) of unusual items, comprised of a $1,106,000 expense for uncollected sales tax liabilities which was partially offset by a gain of $468,000 related to the sale of the Nusonics product line.  Net income for the nine months ended December 31, 2012 was impacted by the same transition costs noted above.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the third quarter increased 15 percent to $2,273,000 or $0.62 per diluted share of common stock as compared to $1,974,000 or $0.56 per diluted share of common stock for the same quarter last year.  Adjusted net income for the nine months ended December 31, 2013 decreased four percent to $6,847,000 or $1.91 per diluted share of common stock as compared to $7,144,000 or $2.03 per diluted share of common stock for the same period last year.  Adjusted net income for the third quarter and the nine months ended December 31, 2013 and 2012 was impacted by the same items noted above.

“It was an eventful third quarter for Mesa”, commented John J. Sullivan, President and CEO.  “About halfway through the quarter we completed two business acquisitions, that when combined, are Mesa’s largest ever.  With these two acquisitions, we now provide products for continuous monitoring (CM) of environmental parameters to healthcare, pharmaceutical manufacturing and a variety of other markets.  Sales from these acquisitions helped Mesa achieve record revenues for the quarter.  Even without revenues from the new CM Division, our

Instruments and Biological Indicators Divisions contributed to Mesa’s record quarter, with organic growth in the three to four percent range.  Beyond revenues growth, Mesa also posted solid profitability, with a 15 percent increase in adjusted net income, even with the acquisition costs and extra expenses from our CM business integration efforts.  A portion of the year-over-year improvement in profitability was due to an unusual expense last fiscal year.”

“Looking ahead, we expect that the CM business will drive solid revenue growth again in Mesa’s fourth fiscal quarter”, continued John J. Sullivan.  “However, it will take a few quarters to fully realize the profit contribution of this new business.  We are in the process of relocating manufacturing, restructuring and building out the sales and support team and integrating administrative functions.  With this behind us later in calendar 2014, we should see improved profitability for this new business and for Mesa, as a whole.”

(1) The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2013	2012	2013	2012
Revenues	$13,116	$11,361	$37,010	$33,627
Cost of revenues	5,410	4,414	14,907	12,976
Gross profit	7,706	6,947	22,103	20,651
Operating expenses	4,900	4,483	13,739	11,478
Operating income	2,806	2,464	8,364	9,173
Other (expense) income, net	(79)	(38)	316	(109)
Earnings before income taxes	2,727	2,426	8,680	9,064
Income taxes	981	883	3,142	3,173
Net income	$1,746	$1,543	$5,538	$5,891

Net income per share (basic)	$0.51	$0.46	$1.62	$1.76
Net income per share (diluted)	0.48	0.44	1.54	1.67

Weighted average common shares outstanding:
Basic	3,434	3,360	3,414	3,349
Diluted	3,637	3,542	3,591	3,527

Consolidated Balance Sheets

(Amounts in thousands)	December 31, 2013	March 31, 2013
	(Unaudited)
Cash and cash equivalents	$2,160	$4,006
Other current assets	18,440	15,449
Total current assets	20,600	19,455
Property, plant and equipment, net	7,681	7,406
Other assets	64,274	39,058
Total assets	$92,555	$65,919

Liabilities	$34,050	$13,166
Stockholders’ equity	58,505	52,753
Total liabilities and stockholders’ equity	$92,555	$65,919

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Nine Months Ended December 31,
	2013	2012	2013	2012
Net income	$1,746	$1,543	$5,538	$5,891
Amortization of intangible assets, net of tax	527	431	1,309	1,253
Adjusted net income	$2,273	$1,974	$6,847	$7,144

Adjusted net income per share (basic)	$0.66	$0.59	$2.01	$2.13
Adjusted net income per share (diluted)	0.62	0.56	1.91	2.03

Weighted average common shares outstanding:
Basic	3,434	3,360	3,414	3,349
Diluted	3,637	3,542	3,591	3,527

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management’s internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins.  We are organized into three divisions across six physical locations.  Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, semiconductor and petrochemical industries.  Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, gas, hydrogen peroxide and radiation, in the hospital, dental, medical device and pharmaceutical industries.  Our Continuous Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments.

Forward Looking Statements

This press release may contain information that constitutes “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2013, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000.